Exhibit 10.20

CAPITAL TRUST, INC.
2007 LONG-TERM INCENTIVE PLAN
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2007 Amendment
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WHEREAS, Capital Trust, Inc. (the “Company”) maintains the Capital Trust, Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”), and Section 17 of the 2007 Plan permits the Board of Directors (the “Board”) to amend the 2007 Plan, subject to applicable law, including shareholder approval under certain circumstances that the present amendment does not implicate;

WHEREAS, Section 8(g) of the 2007 Plan limits the period participants in the 2007 Plan may elect to defer restricted shares or restricted shares units; and

WHEREAS, the Board wishes to amend Section 8(g) of the 2007 Plan to give the 2007 Plan’s administrative committee (the “Committee”) the discretion to determine when participants may elect to defer restricted shares or restricted shares units;

NOW THEREFORE BE IT RESOLVED that Section 8(g) of the 2007 Plan is amended and restated to read as follows:

8(g)                 Deferral Elections.  Subject to Section 11(e) below, at any time within the calendar year in which a Participant who is a member of a “select group of management or highly compensated employees” (within the meaning of ERISA) receives an Award of either Restricted Shares or Restricted Share Units (or such shorter or longer period that the Committee selects in its sole discretion), the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award (with or without any deferral of any associated unpaid dividends and interest thereon).  If the Participant makes this election, the Shares subject to the election, and any associated unpaid dividends and interest thereon elected to be deferred, shall be credited as Deferred Share Units (as defined below) to an Account (as defined below) established pursuant to Section 9 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 8(d) above.  Notwithstanding the foregoing, the Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 9 below.

Nothing herein shall be held to alter, vary or otherwise affect the terms or conditions of the 2007 Plan, except as stated above.

WHEREFORE, on this 24th day of December 2007, the Company hereby executes this 2007 Amendment to the 2007 Plan.

CAPITAL TRUST, INC.

By /s/ Geoffrey G. Jervis

Its Chief Financial Officer